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                                                                      Exhibit 12
                                                                      ----------


                     ARGO-TECH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                                       Fiscal Year Ended

                                               October 29       October 28,      October 26,      October 25,   October 31,
                                                 1994             1995              1996             1997         1998
                                           --------------------------------------------------------------------------------
                                                      (Dollars in Thousands)
Historical:
  Income from operations                        $  10,644        $  15,059        $  19,278        $  26,650    $  28,059
  Other, net                                           75            (588)            (112)            (404)        (268)
                                                ---------        ---------        ---------        ---------    ---------
Earnings as Adjusted                            $  10,569        $  15,647        $  19,390        $  27,054    $  28,327
                                                =========        =========        =========        =========    =========
  Fixed charges:
  Interest expense                              $  10,117        $  11,924        $  10,138        $  12,827    $  21,030
                                                =========        =========        =========        =========    =========

Ratio of Earnings to Fixed                           1.0x             1.3x             1.9x             2.1x         1.3x
Charges
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